UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 17, 2006

MOBILITY ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907 (Commission File Number)	86-0843914 (IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona (Address of Principal Executive Offices)	85255 (Zip Code)
(480) 596-0061
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-99.1

Item 1.01.	Entry into a Material Definitive Agreement.
     Mobility Electronics, Inc. (“Mobility”) and Jonathan Downer entered an employment agreement (the “Employment Agreement”) and restricted stock unit award agreement (the “RSU Agreement”), effective July 17, 2006, in connection with his appointment as Mobility’s Senior Vice President, Worldwide Sales and Distribution.
     Mr. Downer’s Employment Agreement provides for an annual base salary of $213,500 and a signing bonus of $14,000. Mr. Downer is also eligible to receive an annual bonus pursuant to Mobility’s Executive Bonus Plan, as adopted and administered by the Compensation and Human Resources Committee of Mobility’s Board of Directors (the “Mobility Bonus Plan”), based on a combination of Mr. Downer’s achievement of performance objectives and Mobility’s overall business and financial performance, at a target bonus of $200,000 per year. For the remainder of 2006, Mr. Downer is eligible to receive a bonus pursuant to the Mobility Bonus Plan, prorated for his partial year of service, with a minimum bonus payment of $50,000 per quarter for each of the third and fourth quarters of 2006.
     The term of Mr. Downer’s Employment Agreement continues until December 31, 2008, with subsequent, automatic, one-year renewal periods, subject to earlier termination by Mobility or Mr. Downer. If Mr. Downer’s Employment Agreement is terminated for constructive termination, or for any reason other than its expiration as a result of Mr. Downer’s decision not to continue his employment with Mobility, the death or disability of Mr. Downer, or just cause, as defined in the Employment Agreement, Mr. Downer is entitled to receive a severance payment equal to the salary, cash incentives and bonus earned by Mr. Downer during the twelve month period immediately preceding the date of such termination. In the event of a change of control, as defined in the Employment Agreement, all equity compensation held by Mr. Downer will become immediately and fully vested and not subject to restriction.
     Mr. Downer was also granted 50,000 restricted stock units on July 17, 2006 pursuant to the RSU Agreement (the “RSUs”). The RSUs granted to Mr. Downer will vest, in full, on January 13, 2010 or earlier upon a change in control, as defined in the RSU Agreement. The RSUs may vest earlier, however, on a pro rata basis, upon Mr. Downer’s death, disability, termination without cause, or retirement. In addition, the RSUs may vest earlier in increments of 12.5%, and ranging between 0% and 100%, in the event Mobility achieves specified annual revenue targets.
     A copy of Mr. Downer’s Employment Agreement and RSU Agreement are attached as Exhibits 10.1 and 10.2 and are incorporated by reference herein. The above description of the terms of Mr. Downer’s employment is not complete and is subject to the terms of the Employment Agreement and RSU Agreement.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Jonathan Downer, 43, was appointed Mobility’s Senior Vice President, Worldwide Sales and Distribution on July 17, 2006. Prior to joining Mobility, Mr. Downer was employed by Motorola, Inc. for approximately eleven years. During Mr. Downer’s tenure at Motorola, he served as the General Manager, North America for Motorola’s Companion Products division from June 2003 to July 2006, the General Manager of the BellSouth/Cingular Account for Motorola PCS from February 1999 to August 2000, and National Sales Director for Motorola PCS (Canada) from October 1995 to February 1999. Prior to joining Motorola, Mr. Downer served as General Manager of the Mobile Communications division of Robert Bosch Canada from June 1992 to October 1995. Mr. Downer holds an MBA from Northwestern University’s Kellogg Graduate School of Management and a Bachelor of Business Administration from

Ryerson University.
     There is no family relationship between Mr. Downer and any other executive officer or director of Mobility, and there is no arrangement or understanding under which he was appointed. All executive officers of Mobility are appointed by the Board of Directors to serve until their successors are appointed. There are no transactions to which Mobility or any of its subsidiaries is a party and in which Mr. Downer has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
     Mr. Downer entered into the Employment Agreement and RSU Agreement with Mobility, effective July 17, 2006. A brief description of the material terms of these agreements is set forth in Item 1.01 of this Current Report on Form 8-K, which description is qualified in its entirety by reference to the text of these agreements attached hereto as Exhibits 10.1 and 10.2.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 17, 2006, by and between Mobility Electronics, Inc. and Jonathan Downer.

10.2	Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan Restricted Stock Unit Award Agreement, dated July 17, 2006, by and between Mobility Electronics, Inc. and Jonathan Downer.

99.1	Press Release, dated July 17, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILITY ELECTRONICS, INC.
Dated: July 17, 2006	By:	/s/ Charles R. Mollo
	Name:	Charles R. Mollo
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Document

10.1	Employment Agreement, dated July 17, 2006, by and between Mobility Electronics, Inc. and Jonathan Downer.

10.2	Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan Restricted Stock Unit Award Agreement, dated July 17, 2006, by and between Mobility Electronics, Inc. and Jonathan Downer.

99.1	Press release, dated July 17, 2006.